Exhibit 10.16

SECOND AMENDMENT TO M.D.C. HOLDINGS, INC.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

M.D.C. HOLDINGS, INC., a Delaware corporation (the “Company”) has established the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, effective March 26, 2001 (the “Plan”). This Amendment to the Plan is made effective as of October 16, 2005 (“Effective Date”).

RECITALS

A. Section 6.3 of the Plan permits the Company’s Board of Directors from time to time to amend or modify the Plan subject to stockholder approval, if required.

B. Although no Options granted under the Plan provide for nonqualified deferred compensation, future Options granted under the Plan could provide for nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company desires to amend the Plan to prevent that possibility.

C. The Treasury Department and the Internal Revenue Service have issued final regulations under Section 409A of the Code, which provide, in part, that plan documents must be brought into compliance with Section 409A of the Code by December 31, 2008.

D. The Company desires to amend the Plan to comply with Section 409A of the Code.

AMENDMENTS

1.	A new Article VII is hereby added to the Plan to read in its entirety as follows:

ARTICLE VII

Section 409A

7.1 Time and Form of Payment. Notwithstanding anything contained in the Plan or in an Option Agreement to the contrary, the time and form of an Option, and any payments with respect thereto, that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Option Agreement on or before the time at which the non-employee director obtains a legally binding right to the Option (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

7.2 Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and the Treasury regulations promulgated thereunder.

7.3 Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Options granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the

Code. The Board, in the exercise of its sole discretion and without the consent of the non-employee director, may amend or modify the terms of an Option in any manner and delay the payment of any amounts payable with respect to an Option to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action so taken by the Board with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a non-employee director’s rights with respect to an Option or to require the consent of such non-employee director. The Board reserves the right to make additional changes to the Plan and Options from time to time to the extent it deems necessary with respect to Section 409A of the Code.

2.	Section 4.4 of the Plan is hereby deleted in its entirety.

This Amendment, having been approved by the Board of Directors, has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

M.D.C. HOLDINGS, INC.

By:	/s/ Christopher M. Anderson
Christopher M. Anderson
Its:	Sr. Vice President & Chief Financial Officer
Date:	December 16, 2008

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